       As filed with the Securities and Exchange Commission on December 14, 1998
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------
                              TOWNE SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          Georgia                                             62-1618121
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                          Identification Number)


                      3295 River Exchange Drive, Suite 350
                             Norcross, Georgia 30092
                    (Address of Principal Executive Offices)

                 The Towne Services, Inc. 1998 Stock Option Plan
                   Towne Services, Inc. 1996 Stock Option Plan
                   Stock Option Agreement with Henry M. Baroco
                  Stock Option Agreement with Donny R. Jackson
                   Stock Option Agreement with Glenn W. Sturm
                     Director Options (non guaranty options)
                            (Full Title of the Plans)

                                 Drew W. Edwards
                             Chief Executive Officer
                              Towne Services, Inc.
                      3295 River Exchange Drive, Suite 350
                             Norcross, Georgia 30092
                                 (770) 734-2680
           (Name, address, and telephone number of agent for service)
                        --------------------------------

                              Copies Requested to:

                             Susan L. Spencer, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6050 (Fax)
                        --------------------------------

=================================================================================================================
 TITLE OF SECURITIES           AMOUNT TO BE      PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
  TO BE REGISTERED              REGISTERED        OFFERING PRICE       AGGREGATE OFFERING     REGISTRATION FEE
                                                    PER SHARE                PRICE
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value      1,895,000              $7.94    (1)      $15,046,300    (1)        $ 4,183
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         25,000              $6.50    (2)         $162,500    (2)        $    46
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         80,000              $7.00    (2)         $560,000    (2)        $   156
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         33,400              $0.30    (2)          $10,020    (2)        $     3
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        550,000              $0.50    (2)         $275,000    (2)        $    77
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         20,000              $0.60    (2)          $12,000    (2)        $     4
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        310,000              $1.00    (2)         $310,000    (2)        $    87
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        170,000              $1.25    (2)         $212,500    (2)        $    59
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        545,000              $7.20    (2)       $3,924,000    (2)        $ 1,091
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        755,000              $0.30    (2)         $226,500    (2)        $    63
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value          1,000              $1.25    (2)           $1,250    (2)        $     1
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        100,000              $1.00    (2)         $100,000    (2)        $    28
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        300,000              $0.50    (2)         $150,000    (2)        $    42
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         97,500              $1.00    (2)          $97,500    (2)        $    27
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value        230,000              $1.25    (2)         $287,500    (2)        $    80
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         50,000              $7.20    (2)         $360,000    (2)        $   100
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         50,000              $8.00    (2)         $400,000    (2)        $   111
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value         35,000              $6.50    (2)         $227,500    (2)        $    63
-----------------------------------------------------------------------------------------------------------------
        Total                   5,246,900              -----             $22,362,570               $ 6,221
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and (h) on the basis of the average of the high and low prices of the Common Stock on December 9, 1998, as reported by the National Association of Securities Dealer's automated quotation system.
(2) In accordance with Rule 457(h), the registration fee is based upon the price at which the options may be exercised.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The documents listed below are hereby incorporated by reference into this registration statement ("Registration Statement"), and all documents subsequently filed by Towne Services pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

         (a) Towne Services' Prospectus filed on July 30, 1998 with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) (the "424(b) Prospectus," which is included within Towne Services' Registration Statement on Form S-1 (File No. 333-53341)) promulgated by the Commission under the Securities Act of 1933, as amended (the "Securities Act"); and

         (b) the description of the Common Stock contained in the section titled "Description of Capital Stock" on pages 49-53 of the 424(b) Prospectus, which description is also incorporated by reference into Towne Services' Registration Statement on Form 8-A under the Exchange Act.

         (c) the Quarterly Reports of Towne Services on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998 filed with the Commission pursuant to Section 13(a) of the Exchange Act.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the issuance of the securities being registered hereby has been passed upon by the law firm of Nelson Mullins Riley & Scarborough, L.L.P., counsel for Towne Services. As of December 1, 1998, Glenn W. Sturm, a partner of this firm, owns 360,923 shares of Common Stock and serves as a director of Towne Services. In addition, as of December 1, 1998, other members of this firm beneficially owned an aggregate of 106,800 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Articles of Incorporation of Towne Services eliminate, subject to certain limited exceptions, the personal liability of a director to Towne Services or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of Towne Services; (ii) an act or omission which involves intentional misconduct or a knowing violation of law;
(iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of Towne Services or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         Towne Services' bylaws contain certain provisions which provide indemnification to its directors that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of Towne Services has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that he or she was a director or officer of Towne Services, Sections 14-2-852 and 14-2-857 of the GBCC would require Towne Services to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows Towne Services to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in the bylaws require Towne Services to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Towne Services) because he or she is or was a director of Towne Services, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of Towne Services also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have Towne Services advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of Towne Services pursuant to the foregoing provisions, Towne Services has been told that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Towne Services has entered into separate indemnification agreements with each of its directors and executive officers, whereby it has agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the bylaws. These agreements also provide that Towne Services shall purchase and maintain liability insurance for the benefit of its directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of Towne Services as to which indemnification is being sought, nor is Towne Services aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following exhibits are filed with this Registration Statement:

Exhibit
Number            Description of Exhibit
-------           ----------------------
 4.1     -        Towne Services, Inc. 1996 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's Registration
                  Statement on Form S-1 (File No. 333-53341) as declared
                  effective by the Securities and Exchange Commission on July
                  30, 1998 (the "Form S-1 Registration Statement"))

 4.2     -        The Towne Services, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Form S-1 Registration
                  Statement)

 4.3     -        Form of non-qualified stock option agreement (incorporated by reference to Exhibit 10.3 of the Form S-1 Registration
                  Statement)

 5.1     -        Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1     -        Consent of Arthur Andersen LLP

23.2     -        Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                  (contained in their opinion filed as Exhibit 5.1)

 24      -        Power of Attorney (contained on the signature pages of this
                  Registration Statement)

ITEM 9.  UNDERTAKINGS.

      Towne Services, Inc. hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to
          Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Towne Services hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its Annual Report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Towne Services pursuant to the foregoing provisions, or otherwise, Towne Services has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Towne Services of expenses incurred or paid by a director, officer or controlling person of Towne Services in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Towne Services will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 11th day of December, 1998.

                                        TOWNE SERVICES, INC.


                                        By:  /s/ Drew W. Edwards
                                           -------------------------------------
                                             Drew W. Edwards
                                             Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Towne Services, Inc. (the "Company"), a Georgia corporation, for himself and not for one another, does hereby constitute and appoint Drew W. Edwards and Bruce F. Lowthers, Jr., and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this Registration Statement, and to cause the same (together with all Exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                     TITLE                                       DATE
----------                                     -----                                       ----
             /s/ Drew W. Edwards               Chairman of the Board of Directors and      December 11, 1998
-------------------------------------------    Chief Executive Officer (Principal
               Drew W. Edwards                 Executive Officer)

             /s/ Henry M. Baroco               President, Chief Operating Officer and      December 11, 1998
-------------------------------------------    Director
               Henry M. Baroco

          /s/ Bruce F. Lowthers, Jr.           Chief Financial Officer  (Principal         December 11, 1998
-------------------------------------------    Financial and Accounting Officer)
           Bruce F. Lowthers, Jr.

          /s/ G.Lynn Boggs                     Director                                    December 11, 1998
-------------------------------------------
               G. Lynn Boggs

                                               Director
-------------------------------------------
               Frank W. Brown


            /s/ John W. Collins                Director                                    December  11, 1998
-------------------------------------------
               John W. Collins

           /s/ J. Stanley Mackin               Director                                    December 11, 1998
-------------------------------------------
              J. Stanley Mackin

            /s/ Joe M. Rodgers                 Director                                    December 11, 1998
-------------------------------------------
               Joe M. Rodgers

         /s/ John D. Schneider, Jr.            Director                                    December 11, 1998
-------------------------------------------
           John D. Schneider, Jr.

         /s/ J. Daniel Speight, Jr.            Director                                    December 11, 1998
-------------------------------------------
           J. Daniel Speight, Jr.

             /s/ Glenn W. Sturm                Director                                    December 11, 1998
-------------------------------------------
               Glenn W. Sturm

            /s/ J. Stephen Turner              Director                                    December 11, 1998
-------------------------------------------
              J. Stephen Turner

          /s/ Bahram Yusefzadeh                Director                                    December 11, 1998
-------------------------------------------
             Bahram Yusefzadeh

                                 EXHIBIT INDEX

Exhibit
Number                                        Exhibit
------                                        -------
 4.1           -    Towne Services, Inc. 1996 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's Registration
                    Statement on Form S-1 (File No. 333-53341) as declared
                    effective by the Securities and Exchange Commission on July
                    30, 1998 (the "Form S-1 Registration Statement"))
 4.2           -    The Towne Services, Inc. 1998 Stock Option Plan
                    (incorporated by reference to Exhibit 10.2 of the Form S-1
                    Registration Statement)
 4.3           -    Form of Non-qualified stock option agreement (incorporated by reference to Exhibit 10.3 of the Form S-1 Registration
                    Statement)
 5.1           -    Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.
23.1           -    Consent of Arthur Andersen LLP
23.2           -    Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                    (contained in their opinion filed as Exhibit 5.1)
 24            -    Power of Attorney (contained on the signature pages of this
                    Registration Statement)